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                                                               EXHIBIT (a)(1)(i)

                                OFFER TO PURCHASE

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                        MORGAN STANLEY PRIME INCOME TRUST

                      OFFER TO PURCHASE FOR CASH 10,000,000
                            OUTSTANDING COMMON SHARES
                               SUMMARY TERM SHEET

     THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

WHAT SECURITIES IS MORGAN STANLEY PRIME INCOME TRUST OFFERING TO PURCHASE? (PAGE 6)

     The Trust is offering to purchase up to 10,000,000 of its common shares. If more than 10,000,000 shares are surrendered in response to this offer, i.e., "tendered," the Trust expects to either extend the offer period and increase the number of shares it is offering to purchase OR purchase the shares tendered on a pro rata basis. The offer is not conditioned upon the tender of any minimum number of shares.

HOW MUCH AND IN WHAT FORM WILL THE TRUST PAY ME FOR MY SHARES? (PAGE 6)

     The Trust will pay cash for your shares tendered in proper form. The purchase price will equal the net asset value (the "NAV"), per share, determined as of 4:00 p.m., New York City time, on the date the offer expires (currently, June 16, 2006). As of May 5, 2006, the Trust's NAV was $9.11 per Common Share. Of course, the NAV can change every business day.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS? (PAGE 8)

     You will be charged an early withdrawal fee on tendered shares purchased by the Trust, if you held those shares for four years or less. The maximum fee is 3% of the value of the tendered shares, scaled down for each year you held your shares, reaching zero after four years. The charge is not imposed on shares acquired through reinvestment of dividends nor on the value of your shares attributable to appreciation.

DOES THE TRUST HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES? (PAGE 12)

     Assuming the Trust purchases 10,000,000 common shares at the May 5, 2006 NAV of $9.11 per share, the Trust's total cost, not including fees and expenses incurred in connection with the offer, will be approximately $91,100,000. The Trust believes that it will not need to borrow money to finance the purchase of tendered shares, although the Trust has the authority to do so, if necessary.

WHEN DOES THE OFFER EXPIRE? CAN THE TRUST EXTEND THE OFFER, AND IF SO, HOW WILL I BE NOTIFIED? (PAGES 6 AND 13)

     - The offer expires June 16, 2006, at 12:00 midnight, New York City time, unless the Trust extends the offer.

     - The Trust may extend the offer period at any time.

     - If the offer period is extended, the Trust will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

HOW DO I TENDER MY SHARES? (PAGE 6)

     If you decide to tender your shares:

     - You may contact your Morgan Stanley Financial Advisor and request that your shares be tendered to Morgan Stanley Trust (the Depositary, i.e., acts as agent for the Trust).

     - If you do not have a Morgan Stanley Financial Advisor or you hold certificates of Trust shares, you must:

          a) complete and sign in proper form the Letter of Transmittal accompanying this Offer to Purchase; and

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          b) send the Letter of Transmittal, any certificates of shares and any other required documents to the Depositary (whose address is on the cover page) before the expiration date.

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES? (PAGE 9)

     You may withdraw your tendered shares at any time before the expiration date. In addition, if the Trust has not yet accepted your tendered shares for payment, you may withdraw your offer after July 13, 2006.

HOW DO I WITHDRAW TENDERED SHARES? (PAGE 9)

     - contact your Morgan Stanley Financial Advisor; or

     - submit proper written notice to the Depositary.

WILL THERE BE ANY TAX CONSEQUENCES TO TENDERING MY SHARES? (PAGE 13)

     If your tendered shares are accepted, it will be a taxable transaction either in the form of a "sale or exchange" or under certain circumstances as a "dividend."

     Please consult your tax advisor as to the tax consequences of tendering your shares.

WHAT IS THE PURPOSE OF THE OFFER? (PAGE 10)

     The offer seeks to provide liquidity for Trust shareholders. The Trust's Board of Trustees presently intends to consider making similar offers each quarter. However, the Trust cannot assure you that you will be provided sufficient liquidity or that the Trust will make a similar tender offer in the future.

     Please bear in mind that neither the Trust nor its Board has made any recommendation as to whether or not you should tender your shares.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? (PAGE 10)

     The Trust may terminate the offer, amend its terms and/or reject shares tendered for payment or postpone payment, under any one of the following circumstances, which, in the Trust's view, make it inadvisable to proceed with the offer, purchase or payment:

     - a secondary market for Trust shares develops.

     - the Trust believes it has insufficient liquidity to accommodate the offer.

     - the Trust believes the offer could impair compliance with SEC or IRS requirements.

     - trading generally on the New York Stock Exchange is suspended or limited.

     - there is in the Trust's judgment any material legal action threatened, pending or taken, challenging the offer or otherwise materially adversely affecting the Trust.

     - certain other circumstances where the Trust believes that it or its shareholders may be adversely affected if shares were purchased pursuant to the offer.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES? (PAGE 12)

     If you do not tender your shares, your shares may be subject to increased risk resulting from the Trust reducing its assets to pay for tendered shares. Reduced assets could lead, for example, to increased volatility. The risks are reduced, however, to the extent the Trust sells new shares.

WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     For additional information or assistance, you may contact your Morgan Stanley Financial Advisor or the Depositary at the toll free number set forth on the cover of this Offer to Purchase.

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                        MORGAN STANLEY PRIME INCOME TRUST

                      OFFER TO PURCHASE FOR CASH 10,000,000
                   OF ITS ISSUED AND OUTSTANDING COMMON SHARES
                       AT NET ASSET VALUE PER COMMON SHARE

                THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME
                 ON JUNE 16, 2006, UNLESS THE OFFER IS EXTENDED.

To the Holders of Common Shares of
MORGAN STANLEY PRIME INCOME TRUST:

     Morgan Stanley Prime Income Trust, a non-diversified, closed-end management investment company organized as a Massachusetts business trust (the "Trust") under the former name "Allstate Prime Income Trust," is offering to purchase up to 10,000,000 of its common shares of beneficial interest, with par value of $.01 per share ("Common Shares"), for cash at a price (the "Purchase Price") equal to their net asset value ("NAV") computed as of 4:00 P.M., New York City time, on June 16, 2006. The offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on June 16, 2006 (the "Initial Expiration Date"), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the "Expiration Date"), upon the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). An Early Withdrawal Charge (as defined in Section 3) will be imposed on most Common Shares accepted for payment that have been held for four years or less. The Common Shares are not currently traded on an established trading market. The NAV on May 5, 2006 was $9.11 per Common Share. Through the Expiration Date, you can obtain current NAV quotations from Morgan Stanley Investment Advisors Inc. (the "Advisor") by calling (800) 869-NEWS, Extension 0, between the hours of 8:30 A.M. and 6:00 P.M. New York City time, Monday through Friday, except holidays. See Section 9.

     The Offer is not conditioned upon the tender of any minimum number of Common Shares. If more than 10,000,000 Common Shares are tendered, no Common Shares may be purchased if (a) the Offer is not extended and the number of Common Shares for which tenders are sought is not increased to allow the purchase of such additional Common Shares or (b) the Trust elects not to purchase 10,000,000 of the tendered Common Shares on a pro rata basis. If more than 10,000,000 Common Shares are duly tendered prior to the expiration of the Offer, subject to the condition that there have been no material changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and in the other conditions set forth in Section 6, the Trust will either extend the Offer period, if necessary, and increase the number of Common Shares that the Trust is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Common Shares tendered as well as any Common Shares tendered during the extended Offer period or purchase 10,000,000 (or such larger number of Common Shares sought) of the Common Shares tendered on a pro rata basis.

                  THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS
                  OF THE TRUST AND IS NOT CONDITIONED UPON ANY
                 MINIMUM NUMBER OF COMMON SHARES BEING TENDERED.

                            THIS OFFER IS SUBJECT TO
                       CERTAIN CONDITIONS. SEE SECTION 6.

                                    IMPORTANT

     If you desire to tender Common Shares, have a brokerage account at Morgan Stanley DW Inc. ("Morgan Stanley DW") and your Common Shares are not evidenced by certificates in your possession you may, if you wish, contact your Morgan Stanley Financial Advisor and request that he or she effect the tender on your behalf. If you elect to tender Common Shares through your Morgan Stanley Financial Advisor, you do NOT have to

                                        3
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complete the Letter of Transmittal. If you do not have a brokerage account at
Morgan Stanley DW or if your Common Shares are evidenced by certificates in your possession or you do not wish to tender Common Shares through your Morgan Stanley Financial Advisor, all or any portion of your Common Shares may be tendered only by completing and signing the Letter of Transmittal and mailing or delivering it along with any Common Share certificate(s) and any other required documents to Morgan Stanley Trust (the "Depositary").

     NEITHER THE TRUST NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S COMMON SHARES. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE TRUST AS TO WHETHER SHAREHOLDERS SHOULD TENDER COMMON SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST.

     Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to Morgan Stanley Trust at the addresses and telephone number set forth below. Questions and requests for assistance may be directed to Morgan Stanley Investment Advisors Inc. at the telephone number set forth below.

May 17, 2006                                   MORGAN STANLEY PRIME INCOME TRUST
Morgan Stanley Investment Advisors Inc.
                                               Depositary:
(800) 869-NEWS                                 Morgan Stanley Trust
Extension 0
                                               By Mail:
                                               Morgan Stanley Trust
                                               P.O. Box 984
                                               Jersey City, New Jersey 07303

                                               By Hand Delivery or Courier:
                                               Morgan Stanley Trust
                                               Harborside Financial Center,
                                               Plaza Two
                                               Jersey City, New Jersey 07311
                                               Attn: Morgan Stanley Prime Income
                                                     Trust

                                               Telephone: (800) 869-NEWS
                                                          Extension 0

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                                TABLE OF CONTENTS

SECTION                                                             PAGE
-------                                                             ----
   1.  Price; Number of Common Shares                                 6

   2.  Procedure for Tendering Common Shares                          6

   3.  Early Withdrawal Charge                                        8

   4.  Withdrawal Rights                                              9

   5.  Payment for Shares                                             9

   6.  Certain Conditions of the Offer                               10

   7.  Purpose of the Offer                                          11

   8.  Plans or Proposals of the Trust                               11

   9.  Price Range of Common Shares; Dividends                       11

  10.  Interest of Trustees and Executive Officers;
        Transactions and Arrangements Concerning the Common Shares   11

  11.  Certain Effects of the Offer                                  12

  12.  Source and Amount of Funds                                    12

  13.  Certain Information about the Trust                           12

  14.  Additional Information                                        13

  15.  Certain Federal Income Tax Consequences                       13

  16.  Extension of Tender Period; Termination; Amendments           14

  17.  Miscellaneous                                                 14

  18.  Financial Statements                                          15

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     1. PRICE; NUMBER OF COMMON SHARES. The Trust will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) 10,000,000 or such lesser number of its issued and outstanding Common Shares which are properly tendered (and not withdrawn in accordance with Section
4) prior to 12:00 midnight, New York City time, on June 16, 2006 (such time and date being hereinafter called the "Initial Expiration Date"). The Trust reserves the right to extend the Offer. See Section 16. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The purchase price of the Common Shares will be their NAV computed as of 4:00 P.M. New York City time on the Expiration Date. The NAV on May 5, 2006 was $9.11 per Common Share. You can obtain current NAV quotations from Morgan Stanley Investment Advisors Inc. ("Morgan Stanley Investment Advisors") by calling (800) 869-NEWS, Extension 0, during normal business hours. Shareholders tendering Common Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid on Common Shares tendered pursuant to the Offer. See Section 9. The Trust will not pay interest on the purchase price under any circumstances. AN EARLY WITHDRAWAL CHARGE WILL BE IMPOSED ON MOST COMMON SHARES ACCEPTED FOR PAYMENT THAT HAVE BEEN HELD FOR FOUR YEARS OR LESS. SEE SECTION 3.

     The Offer is being made to all shareholders of the Trust and is not conditioned upon any minimum number of Common Shares being tendered. If the number of Common Shares properly tendered prior to the Expiration Date and not withdrawn is less than or equal to 10,000,000 Common Shares (or such greater number of Common Shares as the Trust may elect to purchase pursuant to the Offer), the Trust will, upon the terms and subject to the conditions of the Offer, purchase at NAV all Common Shares so tendered. If more than 10,000,000 Common Shares are duly tendered prior to the expiration of the Offer and not withdrawn, subject to the condition that there have been no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in Section 6, the Trust will either extend the Offer period, if necessary, and increase the number of Common Shares that the Trust is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Common Shares tendered as well as any Common Shares tendered during the extended Offer period or purchase 10,000,000 (or such larger number of Common Shares sought) of the Common Shares tendered on a pro rata basis.

     On May 5, 2006, there were approximately 120,521,102 Common Shares issued and outstanding and there were approximately 37,039 holders of record of Common Shares. The Trust has been advised that no Trustees, officers or affiliates of the Trust intend to tender any Common Shares pursuant to the Offer.

     The Trust reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 16. There can be no assurance, however, that the Trust will exercise its right to extend the Offer. If the Trust decides, in its sole discretion, to increase (except for any increase not in excess of 2% of the outstanding Common Shares) or decrease the number of Common Shares being sought and, at the time that notice of such increase or decrease is first published, sent or given to holders of Common Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period.

     2. PROCEDURE FOR TENDERING COMMON SHARES.

     PROPER TENDER OF COMMON SHARES. If you have a brokerage account at Morgan Stanley DW and your Common Shares are not evidenced by certificates in your possession, you may contact your Morgan Stanley Financial Advisor and request that he or she tender your Common Shares to the Depositary on your behalf. If you choose to have your Morgan Stanley Financial Advisor tender your Common Shares, you do not have to submit any documents to the Depositary. If you do not wish to have your Morgan Stanley Financial Advisor tender your Common Shares or you do not have a brokerage account at Morgan Stanley DW or you have certificates for Common Shares in your possession, for Common Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, any certificates for such Common Shares, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Depositary at its address set forth on page 4 of this Offer to Purchase. If you wish to tender your shares on the Expiration Date following the close of business you may do so by calling (201) 938-6499.

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     It is a violation of Section 10(b) of the Securities Exchange Act of 1934,
as amended (the "Exchange Act"), and Rule 14e-4 promulgated thereunder, for a person to tender Common Shares for such person's own account unless the person so tendering (a) owns such Common Shares or (b) owns other securities convertible into or exchangeable for such Common Shares or owns an option, warrant or right to purchase such Common Shares and intends to acquire Common Shares for tender by conversion, exchange or exercise of such option, warrant or right.

     Section 10(b) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance of Common Shares by the Trust for payment will constitute a binding agreement between the tendering shareholder and the Trust upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that (i) such shareholder owns the Common Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Common Shares complies with Rule 14e-4.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. (Only applicable if you are a shareholder not tendering Common Shares through your Morgan Stanley Financial Advisor). Signatures on the Letter of Transmittal are not required to be guaranteed unless (1) the Letter of Transmittal is signed by someone other than the registered holder of the Common Shares tendered therewith, or (2) payment for tendered Common Shares is to be sent to a payee other than the registered owner of such Common Shares and/or to an address other than the registered address of the registered owner of the Common Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an "Eligible Guarantor") (shareholders should contact the Depositary for a determination as to whether a particular institution is such an Eligible Guarantor). If Common Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal or if payment is to be made to, unpurchased Common Shares are to be registered in the name of, or any certificates for unpurchased Common Shares are to be returned to any person other than the registered owner, then the Letter of Transmittal and, if applicable, the tendered Common Share certificates must be endorsed or accompanied by appropriate authorizations, in either case signed exactly as such name or names appear on the registration of the Common Shares with the signatures on the certificates or authorizations guaranteed by an Eligible Guarantor. See Instructions 1 and 5 of the Letter of Transmittal.

     Payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made (i) if you have tendered Common Shares directly to the Depositary, only after receipt by the Depositary on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal or (ii) if you have requested Morgan Stanley DW to tender Common Shares on your behalf, only after receipt by the Depositary on or before the Expiration Date of a notice from Morgan Stanley DW containing your name and the number of Common Shares tendered. If your Common Shares are evidenced by certificates, those certificates must be received by the Depositary on or prior to the Expiration Date.

     The method of delivery of any documents, including certificates for Common Shares, is at the election and risk of the party tendering Common Shares. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Trust, in its sole discretion, whose determination shall be final and binding. The Trust reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which may, in the opinion of the Trust's counsel, be unlawful. The Trust also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Common Shares or any particular shareholder, and the Trust's interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Trust shall determine. Tendered Common Shares will not be accepted for payment unless the defects or irregularities have been cured within such time or waived. Neither the Trust, Morgan Stanley DW, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

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     FEDERAL INCOME TAX WITHHOLDING. To prevent U.S. federal income tax backup withholding equal to 28% of the gross payments made pursuant to the Offer, each shareholder who has not previously submitted a Substitute Form W-9 to the Trust or has not otherwise established an exemption from such withholding must notify the Depositary of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders who are individuals and who have not previously submitted a Form W-8 BEN, Form W-8ECI or other similar form to the Trust must do so in order to avoid backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to a shareholder may be refunded or credited against the shareholder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

     The Depositary will withhold 30% of the gross payments payable to a foreign shareholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding does not exempt a foreign shareholder from the 30% withholding). In general, a "foreign shareholder" is any person other than (1) a citizen or resident alien of the United States; (2) a corporation or partnership or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States, any states or any political subdivision thereof; (3) an estate the income of which is subject or potentially subject to U.S. federal income tax on its income regardless of the source of such income; or (4) a trust, if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons (as defined in the Code) has the authority to control all substantial decisions of the trust, or if the trust has made a valid election under Treasury regulations to be treated as a domestic trust. The federal income taxation of a foreign shareholder depends on whether the income from the Trust is "effectively connected" with a trade or business within the United States carried on by the foreign shareholder. Ordinarily, income from the Trust will not be treated as "effectively connected" and, if that is the case, any gain realized upon the redemption of Common Shares pursuant to the terms of the Offer will generally not be subject to federal income taxation. If, however, the foreign shareholder is treated as a non-resident alien individual but is physically present in the United States for more than 182 days during the taxable year, then, in certain circumstances, gain from the redemption of Common Shares pursuant to the terms of the Offer will be subject to U.S. tax of 30% (or such lower tax rate as is provided for in any tax treaty applicable to such foreign shareholder). To the extent that the redemption would be treated as a dividend amounts received by a foreign shareholder will generally be subject to withholding tax at a 30% rate; however, certain dividends received by foreign shareholders that are properly designated by the Trust will generally not be subject to U.S. federal income tax withholding. Foreign shareholders should consult their own tax advisors regarding the tax consequences of redemptions by the Trust.

     If the income from the Trust is "effectively connected" with a trade or business within the United States carried on by a foreign shareholder, then any gain (or dividend income) realized upon the sale of Common Shares of the Trust pursuant to the terms of the Offer will be subject to U.S. federal income tax at the graduated rates applicable to U.S. taxpayers. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to the shareholder's address and to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted. A foreign shareholder who has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible should consider doing so in order to avoid over-withholding. A foreign shareholder may be eligible to obtain a refund of tax withheld if such shareholder meets one of the three tests for capital gain or loss treatment described in Section 15 or is otherwise able to establish that no tax or a reduced amount of tax was due.

     For a discussion of certain other federal income tax consequences to tendering shareholders, see Section 15.

     3. EARLY WITHDRAWAL CHARGE. The Depositary will impose an early withdrawal charge (the "Early Withdrawal Charge") on most Common Shares accepted for payment that have been held for four years or less. The Early Withdrawal Charge will be imposed on a number of Common Shares accepted for payment from a record holder of Common Shares the value of which exceeds the aggregate value at the time the tendered Common Shares are accepted for payment of (a) all Common Shares owned by such holder that were purchased more than four years prior to such acceptance, (b) all Common Shares owned by such holder that were acquired through reinvestment of dividends and distributions, and (c) the increase, if any, of value of all other Common

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Shares owned by such holder (namely, those purchased within the four years preceding acceptance for payment) over the purchase price of such Common Shares. The Early Withdrawal Charge will be paid to Morgan Stanley Investment Advisors on behalf of the holder of the Common Shares. In determining whether an Early Withdrawal Charge is payable, Common Shares accepted for payment pursuant to the Offer shall be deemed to be those Common Shares purchased earliest by the shareholder. Any Early Withdrawal Charge which is required to be imposed will be made in accordance with the following schedule:

                                                        EARLY
         YEAR OF REPURCHASE                           WITHDRAWAL
           AFTER PURCHASE                               CHARGE
         ------------------                           ----------
              First                                      3.0%
              Second                                     2.5%
              Third                                      2.0%
              Fourth                                     1.0%
              Fifth and following                        0.0%

     The following example will illustrate the operation of the Early Withdrawal Charge. Assume that an investor purchases $1000 worth of the Trust's Common Shares for cash and that 21 months later the value of the account has grown through the reinvestment of dividends and capital appreciation to $1,200. The investor then may submit for repurchase pursuant to a tender offer up to $200 worth of Common Shares without incurring an Early Withdrawal Charge. If the investor should submit for repurchase pursuant to a tender offer $500 worth of Common Shares, an Early Withdrawal Charge would be imposed on $300 worth of the Common Shares submitted. The charge would be imposed at the rate of 2.5% because it is in the second year after the purchase was made and the charge would be $7.50.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Common Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Common Shares tendered on your behalf by Morgan Stanley DW, you may withdraw by contacting your Morgan Stanley Financial Advisor and instructing him or her to withdraw such Common Shares, or by calling (201) 938-6499 on the Expiration Date following the close of business. You may withdraw Common Shares tendered at any time prior to the Expiration Date and, if the Common Shares have not yet been accepted for payment by the Trust, at any time after July 13, 2006.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page 4 of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn, and, if certificates representing such Common Shares have been delivered or otherwise identified to the Depositary, the name of the registered holder(s) of such Common Shares as set forth in such certificates if different from the name of the person tendering such Common Shares. If certificates have been delivered to the Depositary, then, prior to the release of such certificates, you must also submit the certificate numbers shown on the particular certificates evidencing such Common Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Trust in its sole discretion, whose determination shall be final and binding. None of the Trust, Morgan Stanley DW, the Depositary or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Common Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Common Shares may be retendered by following the procedures described in Section 2 prior to the Expiration Date.

     5. PAYMENT FOR SHARES. For purposes of the Offer, the Trust will be deemed to have accepted for payment (and thereby purchased) Common Shares, which are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Common Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Trust will, promptly after the Expiration Date, accept for payment (and thereby purchase) Common Shares properly tendered prior to the Expiration Date.

     Payment for Common Shares purchased pursuant to the Offer will be made by the Depositary out of funds made available to it by the Trust. The Depositary will act as agent for tendering shareholders for the purpose of effecting payment to the tendering shareholders. If your tender of Common Shares is effected through

Morgan Stanley DW, payment for Common Shares will be deposited directly to your Morgan Stanley DW brokerage account. In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made (i) if you have requested Morgan Stanley DW to tender Common Shares on your behalf, only after timely receipt by the Depositary of a notice from Morgan Stanley DW containing your name and the number of Common Shares tendered or (ii) if you have tendered Common Shares directly to the Depositary, only after timely receipt by the Depositary, as required pursuant to the Offer, of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any certificates representing such Common Shares, if issued, and any other required documents. Certificates for Common Shares not purchased (see Sections 1 and 6), or for Common Shares not tendered included in certificates forwarded to the Depositary, will be returned promptly following the termination, expiration or withdrawal of the Offer, without expense to the tendering shareholder.

     The Trust will pay all transfer taxes, if any, payable on the transfer to it of Common Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Common Shares are to be registered in the name of any person other than the registered holder, or if tendered certificates, if any, are registered or the Common Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. Shareholders tendering Common Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Common Shares tendered pursuant to the Offer. The Trust will not pay any interest on the Purchase Price under any circumstances. An Early Withdrawal Charge will be imposed on most Common Shares accepted for payment that have been held for four years or less. See Section 3. In addition, if certain events occur, the Trust may not be obligated to purchase Common Shares pursuant to the Offer. See Section 6.

     Any tendering shareholder or other payee who has not previously submitted a completed and signed Substitute Form W-9 and who fails to complete fully and sign the Substitute Form W-9 in the Letter of Transmittal may be subject to backup federal income tax withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 2.

     6. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Trust shall not be required to accept for payment, purchase or pay for any Common Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and payment for Common Shares tendered, if at any time at or before the expiration of the offer, any of the following events shall have occurred (or shall have been determined by the Trust to have occurred) which, in the Trust's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Trust), makes it inadvisable to proceed with the Offer or with such purchase or payment: (1) a secondary market develops for the Common Shares; (2) in the reasonable business judgment of the Trustees, there is not sufficient liquidity of the assets of the Trust; (3) such transactions, if consummated, would (a) impair the Trust's status as a regulated investment company under the Internal Revenue Code (which would make the Trust a taxable entity, causing the Trust's taxable income to be taxed at the Trust level) or (b) result in a failure to comply with applicable asset coverage requirements; or (4) there is, in the Board of Trustees' judgment, any (a) material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Trust, (b) suspension of or limitation on prices for trading securities generally on the New York Stock Exchange, (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Trust or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions,
(e) commencement of war, a significant change in armed hostilities or other international or national calamity directly or indirectly involving the United States since the commencement of the Offer that is material to the Trust (the Trust acknowledges the military actions involving the United States in Iraq and Afghanistan and has determined, as of the date hereof, that such actions are not material to the Trust) or (f) other event or condition, which would have a material adverse effect on the Trust or the holders of its Common Shares if the tendered Common Shares are purchased.

     The foregoing conditions are for the Trust's sole benefit and may be asserted by the Trust regardless of the circumstances giving rise to any such condition (including any action or inaction by the Trust), and any such condition may be waived by the Trust, in whole or in part, at any time and from time to time in its sole discretion. The Trust's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Trust concerning the events described in this Section 6 shall be final and shall be binding on all parties.

     If the Trust determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Common Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 16. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Trust will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in
Section 16.

     7. PURPOSE OF THE OFFER. The Trust currently does not believe that an active secondary market for its Common Shares exists or is likely to develop. In recognition of the possibility that a secondary market may not develop for the Common Shares of the Trust, or, if such a market were to develop, that the Common Shares might trade at a discount, the Trustees have determined that it would be in the best interest of its shareholders for the Trust to take action to attempt to provide liquidity to shareholders or to reduce or eliminate any future market value discount from NAV that might otherwise exist, respectively. To that end, the Trustees presently intend each quarter to consider making a tender offer to purchase Common Shares at their NAV. The purpose of this Offer is to attempt to provide liquidity to the holders of Common Shares. There can be no assurance that this Offer will provide sufficient liquidity to all holders of Common Shares that desire to sell their Common Shares or that the Trust will make any such tender offer in the future.

     NEITHER THE TRUST NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S COMMON SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER.

     8. PLANS OR PROPOSALS OF THE TRUST. The Trust has no present plans or proposals that relate to or would result in any extraordinary transaction such as a merger, reorganization or liquidation involving the Trust; a sale or transfer of a material amount of assets of the Trust other than in its ordinary course of business; any material changes in the Trust's present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Trust's structure or business.

     9. PRICE RANGE OF COMMON SHARES; DIVIDENDS. The Trust's NAV per Common Share on May 5, 2006 was $9.11. You can obtain current NAV quotations from Morgan Stanley Investment Advisors by calling (800) 869-NEWS, Extension 0, between the hours of 8:30 a.m. and 6:00 p.m., New York City time, Monday through Friday, except holidays. If you wish to tender your shares on the Expiration Date following the close of business, you may obtain the then current NAV quotation by calling (201) 938-6499 at such time. The Trust offers and sells its Common Shares to the public on a continuous basis through Morgan Stanley Distributors Inc. (the "Distributor") as principal underwriter. The Trust is not aware of any secondary market trading for the Common Shares. Dividends on the Common Shares are declared daily and paid monthly. Shareholders tendering Common Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Common Shares tendered pursuant to the Offer.

     10. INTEREST OF TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON SHARES. As of May 5, 2006, the Trustees and executive officers of the Trust as a group beneficially owned no Common Shares. The Trust has been informed that no Trustee or executive officer of the Trust intends to tender any Common Shares pursuant to the Offer.

     Except as set forth in this Section 10, based upon the Trust's records and upon information provided to the Trust by its Trustees, executive officers and affiliates (as such term is used in the Exchange Act), neither the Trust nor, to the best of the Trust's knowledge, any of the Trustees or executive officers of the Trust, nor any associates of any of the foregoing, has effected any transactions in the Common Shares during the sixty business day period prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Trust nor, to the best of the Trust's knowledge, any of its affiliates, Trustees or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Trust (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

     The Trust is a party to a Hold Harmless Agreement with Morgan Stanley DW pursuant to which Morgan Stanley DW indemnifies the Trust from any loss it may suffer as a result of the use of Morgan Stanley DW to effect a tender or withdrawal of Common Shares on behalf of its customers.

     The Trust and the Depositary have entered into a Depositary Agreement dated as of May 5, 2006, pursuant to which the Depositary will perform services for the Trust in connection with the tender and withdrawal of Common Shares pursuant to the Offer.

     The Trust currently is a party to an Investment Advisory Agreement with the Advisor pursuant to which the Trust accrues daily and pays monthly to the Advisor an investment advisory fee equal to 0.90% of the average daily net assets of the Trust up to $500 million; 0.85% of the portion of average daily net assets over $500 million but not exceeding $1.5 billion; 0.825% of the portion of the average daily net assets over $1.5 billion but not exceeding $2.5 billion; 0.80% of the portion of the average daily net assets over $2.5 billion but not exceeding $3 billion; and 0.775% of the portion of the average daily net assets over $3 billion. The Trust also is a party to an Administration Agreement with Morgan Stanley Services Company Inc., a wholly-owned subsidiary of the Advisor (the "Administrator"), and a Distribution Agreement with the Distributor. Under the Administration Agreement, the Trust pays the Administrator a monthly fee at the annualized rate of 0.25% of the Trust's average daily net assets. Under the Distribution Agreement, the Trust offers and sells its Common Shares to the public on a continuous basis through the Distributor as principal underwriter.

     11. CERTAIN EFFECTS OF THE OFFER. The purchase of Common Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Trust of shareholders who do not tender their Common Shares. If you retain your Common Shares you will be subject to any increased risks that may result from the reduction in the Trust's aggregate assets resulting from payment for the tendered Common Shares (e.g., greater volatility due to decreased diversification and higher expenses). However, the Trust believes that since the Trust is engaged in a continuous offering of the Common Shares, those risks would be reduced to the extent new Common Shares of the Trust are sold. All Common Shares purchased by the Trust pursuant to the Offer will be held in treasury pending disposition.

     12. SOURCE AND AMOUNT OF FUNDS. The total cost to the Trust of purchasing 10,000,000 Common Shares pursuant to the Offer will be approximately $91,100,000 (assuming a NAV of $9.11 per Common Share on the Expiration Date) plus the expenses incurred by the Trust in connection with the Offer. The Trust anticipates that the Purchase Price for any Common Shares acquired pursuant to the Offer will first be derived from cash on hand, such as proceeds from sales of new Common Shares of the Trust and specified pay-downs from the participation interests in senior corporate loans, which it has acquired, and then from the proceeds from the sale of cash equivalents held by the Trust. Although the Trust is authorized to borrow money to finance the repurchase of Common Shares, the Trustees believe that the Trust has sufficient liquidity to purchase the Common Shares tendered pursuant to the Offer without utilizing such borrowing. However, if, in the judgment of the Trustees, there is not sufficient liquidity of the assets of the Trust to pay for tendered Common Shares, the Trust may terminate the Offer. See Section 6.

     13. CERTAIN INFORMATION ABOUT THE TRUST. The Trust was organized as a Massachusetts business trust, under the name "Allstate Prime Income Trust," on August 17, 1989 and is a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended. The name was changed to "Prime Income Trust" effective March 1, 1993; then to "Morgan Stanley Dean Witter Prime Income Trust," effective June 22, 1998; and then to "Morgan Stanley Prime Income Trust," effective June 18, 2001. The Trust seeks a high level of current income consistent with the preservation of capital by investing in a professionally managed portfolio of interests in floating or variable rate senior loans ("Senior Loans") to corporations, partnerships and other entities ("Borrowers"). Senior Loans may take the form of syndicated loans or of debt obligations of Borrowers issued directly to investors in the form of debt securities ("Senior Notes"). Although the Trust's NAV will vary, the Trust's policy of acquiring interests in floating or variable rate Senior Loans is expected to minimize fluctuations in the Trust's NAV as a result of changes in interest rates. Senior Loans in which the Trust invests generally pay interest at rates which are periodically redetermined by reference to a base lending rate plus a premium. These base lending rates are generally the prime rate offered by a major U.S. bank ("Prime Rate"), the London Inter-Bank Offered Rate ("LIBOR"), the certificate of deposit rate or other base lending rates used by commercial lenders. The Trust seeks to achieve over time an effective yield that will exceed money market rates and will track the movements in the published Prime Rate of major U.S. banks, although it may not equal the Prime Rate. The Senior Loans in the Trust's portfolio at all times have a dollar-weighted average maturity until next interest rate redetermination of 90 days or less. As a result, as short-term interest rates increase, the interest payable to the Trust from its investments in Senior Loans should increase, and as short-term interest rates decrease, the interest payable to the Trust on its investments in Senior Loans should decrease. The amount of time required to pass before the Trust realizes the effects of changing short-term market interest rates on its portfolio varies with the dollar-weighted average maturity until next interest rate redetermination on securities in the Trust's portfolio.

     The Trust has registered as a "non-diversified" investment company so that, subject to its investment restrictions, it is able to invest more than 5% of the value of its assets in the obligations of any single issuer, including Senior Loans of a single Borrower or participations in Senior Loans purchased from a single-lender or selling participant. However, the Trust does not intend to invest more than 10% of the value of its total assets in interests in Senior Loans of a single Borrower. To the extent the Trust invests its assets in obligations of a more limited number of issuers than a diversified investment company, the Trust will be more susceptible than a more widely diversified investment company to any single corporate, economic, political or regulatory occurrence.

     The principal executive offices of the Trust are located at 1221 Avenue of the Americas, New York, New York 10020.

     Reference is hereby made to Section 9 and Section 18 of this Offer to Purchase, which are incorporated herein by reference.

     14. ADDITIONAL INFORMATION. The Trust has filed a statement on Form TO with the Securities and Exchange Commission (the "SEC"), which includes certain additional information relating to the Offer. Such information is available on the EDGAR Database on the SEC's Internet site (www.sec.gov) and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, DC 20549-0102.

     15. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of a sale of Common Shares pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986 (the "Code"), applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could occur on a retroactive basis. This summary addresses only Common Shares held as capital assets within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances. In addition, some shareholders, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers or traders in securities or commodities, persons who hold Common Shares as a position in a "straddle" or as part of a "hedge," "conversion transaction," or other integrated investment or persons whose functional currency is other than the U.S. dollar, may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a shareholder's decision to tender Common Shares pursuant to the Offer. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Common Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws. See also "Federal Income Tax Withholding," supra.

     The sale of Common Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes, either as a "sale or exchange," or under certain circumstances, as a "dividend." Under Section 302(b) of the Code, a sale of Common Shares pursuant to the Offer generally will be treated as a "sale or exchange" if the receipt of cash: (a) results in a "complete termination" of the shareholder's interest in the Trust, (b) is "substantially disproportionate" with respect to the shareholder or (c) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these tests has been met, Common Shares actually owned, as well as Common Shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for "sale or exchange" treatment is met, a shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Common Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Common Shares sold will be long-term capital gain or loss if the holding period for such Common Shares is more than one year. The maximum long-term capital gains rate applicable to individual shareholders is generally 15%. The ability to deduct capital losses is limited.

     If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a shareholder who sells Common Shares pursuant to the Offer will be taxable to the shareholder as a "dividend" to the extent of such shareholder's allocable share of the Trust's current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend would constitute a non-taxable return of capital (to the extent of the shareholder's tax basis in the Common Shares sold pursuant to the Offer) and any amounts in excess of the shareholder's tax basis would constitute taxable gain. If the amounts received by a tendering Shareholder are treated as a "dividend," the tax basis in the Common Shares tendered to the Trust will be transferred to any remaining Common Shares held by such shareholder. In addition, if a tender of Common Shares is treated as a "dividend" to a tendering shareholder, the Internal Revenue Service may take the position that a constructive distribution under Section 305(c) of the Code may result to a shareholder whose proportionate interest in the earnings and assets of the Trust has been increased by such tender. The maximum tax rate for dividends and capital gains is the same for corporate stockholders. The maximum tax rate applicable to ordinary income dividends paid to individual shareholders currently exceeds the maximum tax rate applicable to long-term capital gains. "Qualified dividend income" designated and paid by the Trust may be eligible for taxation at rates applicable long term capital gains to the extent that holding periods and other conditions are met. Under the "wash sale" rules of the Code, recognition of a loss on Common Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires substantially identical shares within 30 days before or after the date the Common Shares are purchased by the Trust pursuant to the Offer. In that event, the basis and holding period of the shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Common Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the shareholder (or amounts credited to the shareholder as undistributed capital gains) with respect to such shares.

     16. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS. The Trust reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Trust so elects to extend the tender period, the NAV for the Common Shares tendered will be computed as of 4:00 P.M., New York City time, on the Expiration Date, as extended. During any such extension, all Common Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Trust also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Common Shares or, subject to applicable law, postpone payment for Common Shares upon the occurrence of any of the conditions specified in Section 6 and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Common Shares tendered as of that date. Without limiting the manner in which the Trust may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(e)(2)), the Trust shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

     If the Trust materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Trust will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Trust increases or decreases the price to be paid for Common Shares, or the Trust increases the number of Common Shares being sought by an amount exceeding 2% of the outstanding Common Shares, or the Trust decreases the number of Common Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

     17. MISCELLANEOUS. The Offer is not being made to, nor will the Trust accept tenders from, owners of Common Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Trust is not aware of any jurisdiction in which the making of the Offer or the tender of Common Shares would not be in compliance with the laws of such jurisdiction. However, the Trust reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Trust makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Trust believes that the exclusions of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Trust's behalf by Morgan Stanley DW.

     18. FINANCIAL STATEMENTS. The audited financial statements of the Trust are incorporated herein by reference to the ANNUAL REPORT TO SHAREHOLDERS for the fiscal year ended September 30, 2005. The ANNUAL REPORT is included as part of the Trust's filing on Form N-CSR as filed with the SEC on December 6, 2005. The unaudited financial statements of the Trust are incorporated herein by reference to the SEMI-ANNUAL REPORT TO SHAREHOLDERS for the six-month period ended March 31, 2005. The SEMI-ANNUAL REPORT is included as part of the Trust's filing on Form N-CSR as filed with the SEC on June 6, 2005.

     For a free copy of any of these documents, to request other information about the Trust or to make shareholder inquiries, please call: (800) 869-NEWS. You also may obtain information about the Trust by calling your Morgan Stanley Financial Advisor or by visiting our Internet site at:
www.morganstanley.com/funds.

     Information about the Trust and reports filed with the SEC can be viewed and copied at the SEC's Public Reference Room in Washington, DC. Information about the Reference Room's operations may be obtained by calling the SEC at
(202) 551-8090. Reports and other information about the Trust are available on the EDGAR Database on the SEC's Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, DC 20549-0102.


                                    Morgan Stanley Prime Income Trust

May 17, 2006